Exhibit 10.32

THIRD AMENDMENT TO THE

TREEHOUSE FOODS, INC.

EQUITY AND INCENTIVE PLAN

WHEREAS, TreeHouse Foods, Inc. (the “Company”), maintains the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended and restated effective February 16, 2007 (the “Plan”); and

WHEREAS, pursuant to Section 10(a) of the Plan, the Board of Directors of the Company (the “Board”) now desires to amend the Plan for documentary compliance with Internal Revenue Code Section 409A; and

WHEREAS, the Board delegated authority to the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer and any Senior Vice President of the Company to take all action and to prepare, execute and deliver documents deemed appropriate or advisable for maintaining the Plan in compliance with applicable laws and regulations.

NOW, THEREFORE, a new Section 6(g) is added to the Plan, effective January 1, 2009, to read as follows:

“(g) Delay of Payment to Specified Employees. Notwithstanding any provision in a grant agreement to the contrary, any payment under this Section 6 to a Participant that is determined to be “deferred compensation” within the meaning of Section 409A of the Code and that is to be made to a “specified employee,” as such term is defined under Section 409A of the Code and the regulations issued thereunder, following such specified employee’s termination of employment shall be subject to a six (6) month delay, if and to the extent required to achieve compliance with Section 409A of the Code. In such event, payment of the benefit payable under this Plan shall be made to the specified employee in a single lump sum as soon as administratively practicable following the expiration of such six (6) month period, but in no event later than March 15 following the close of the Plan Year in which such expiration occurs.”

IN WITNESS WHEREOF, the Board of Directors of the Company, acting by and through the Company’s Senior Vice President, General Counsel and Chief Administrative Officer, has caused this Third Amendment to be executed as of the 27th day of December, 2010.

TreeHouse Foods, Inc.

By:	/s/ Thomas E. O’Neill
Its:	Senior Vice President, General Counsel and Chief Administrative Officer